EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nazareth A. Festekjian, Marwan A. Marshi, Philip U. Tremmel, John Dickey, Timothy Beaulac and Matthew Mayers his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as director and/or officer of Structured Products Corp. (the “Company”)) to sign to the Registration Statement on Form S-3, as filed by the Company on or about May 13, 2002, any or all amendments (including pre-effective and post-effective amendments) thereto, any registration statement for the same officer that is to be effective upon filing per Rule 462(b) under the Securities Act of 1933 and other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Nathaniel H. Leff Nathaniel H. Leff	Director	May 13, 2002

/s/ Marcy Engel Marcy Engel	Director	May 13, 2002

/s/Dean A. Christiansen Dean A. Christiansen	Director	May 13, 2002

/s/ Timothy Beaulac Timothy Beaulac	President (Principal Executive Officer)	May 13, 2002

/s/ Mark I. Kleinman Mark I. Kleinman	Treasurer (Principal Financial Officer)	May 13, 2002

/s/Cliff Verron Cliff Verron	Principal Accounting Officer	May 13, 2002